Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 SALES RESULTS

-- Quarterly Comparable Sales Increase 7% --
-- Reaffirms Fiscal 2010 Earnings Per Share Guidance of $1.80 to $1.85 –
-- Announces Share Repurchases During the Quarter --

SUFFERN, NY – August 5, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today reported its fiscal fourth quarter and fiscal year 2010 sales results.  Sales results for the fiscal fourth quarter and fiscal year 2010 periods included fourteen and fifty-three weeks, respectively, while the same periods in fiscal year 2009 included thirteen and fifty-two weeks, respectively.

Fiscal Fourth Quarter Sales Results

Net sales for the fourteen-week fiscal fourth quarter ended July 31, 2010 increased 78% to $710.9 million compared to $398.9 million for the thirteen-week fiscal fourth quarter ended July 25, 2009.  The overall increase was primarily due to the inclusion of Justice sales of $245.6 million. Consolidated comparable sales for Dress Barn, Inc. increased 7% for the thirteen-week period ended July 24, 2010 compared to the thirteen-week period ended July 25, 2009.

The Company’s net sales and comparable store sales by brand for the fiscal fourth quarter were as follows:

	Fiscal Fourth Quarter
	Net Sales ($ millions)			Comp Store Sales (A)
	FY 2010	FY 2009		(13 Weeks)
	(14 Weeks)*	(13 Weeks)	% Increase	% Increase
dressbarn	$282.3	$253.7	11%	5%
maurices	183.0	145.2	26%	8%
Justice	245.6	--	--	10%
Dress Barn, Inc.	$710.9	$398.9	78%	7%

* The Company’s fourteenth week net sales were approximately $56 million.

(A) Justice comp store sales are based on stores that had sales on the same day in both the current year and the previous year which were operated by Tween Brands, Inc. prior to the merger. The Company’s total comp store sales increase also reflects Justice’s comp store sales.

Fiscal Year 2010 Sales Results

Net sales for the fifty-three week fiscal year ended July 31, 2010 increased 59% to $2.4 billion compared to $1.5 billion for last year’s fifty-two week fiscal year ended July 25, 2009.  The increase was primarily due to the inclusion of Justice sales, which accounted for $711.9 million of the total increase of $880.4 million, since the merger date of November 25, 2009 to the close of the fiscal year. Comparable store sales for Dress Barn, Inc. increased 9% for the fifty-two week period ended July 24, 2010 compared to the fifty-two week period ended July 25, 2009.

The Company’s net sales and comparable store sales by brand for the fiscal year were as follows:

	Fiscal Year
	Net Sales ($ millions)			Comp Store Sales (A)
	FY 2010	FY 2009		(52 Weeks)
	(53 Weeks)**	(52 Weeks)	% Increase	% Increase
dressbarn	$982.0	$906.2	8%	6%
maurices	680.7	588.0	16%	6%
Justice*	711.9	--	--	17%
Dress Barn, Inc.	$2,374.6	$1,494.2	59%	9%

* Justice Net Sales and Comp Store Sales are since the merger date of November 25, 2009.

** The Company’s fifty-third week net sales were approximately $56 million.

(A) Justice comp store sales are based on stores that had sales on the same day in both the current year and the previous year which were operated by Tween Brands, Inc. prior to the merger. The Company’s total comp store sales increase also reflects Justice’s comp store sales.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are very pleased to continue to generate across-the-board productivity improvements. Our ability to combine great value and fashion is clearly resonating with consumers. As a result of our strong assortments, each of our brands continues to extend its leadership position and contribute to the success of our company."

Reaffirms Fiscal Year 2010 Earnings Per Share Guidance

Based upon the Company’s fourth quarter sales results, the Company is reaffirming its estimated fiscal year 2010 earnings per share guidance in the range of $1.80 to $1.85.

The Company will announce its fiscal year earnings results on September 15, 2010 after close of market and host a conference call to review the results.

Share Repurchases

During the fourth quarter of fiscal 2010, the Company repurchased, under a previously approved buyback authorization, an aggregate of 1,550,000 Dress Barn, Inc. shares at an average price of $24.48 per share, for a total of approximately $37.9 million.

Conference Call Information

The Company will conduct a conference call, September 15, 2010 at 4:30 PM Eastern Time to review its fourth quarter and fiscal 2010 results followed by a question and answer session. Parties interested in participating in this call should dial in at (857) 350-1600 prior to the start time, the passcode is 12154602. The call will also be simultaneously broadcast at www.dressbarn.com.  A recording of the call will be available shortly after its conclusion and until October 15, 2010 by dialing (617) 801-6888, the passcode is 68288640.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,480 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 833 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 757 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 890 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended April 24, 2010.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600